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                                                                    EXHIBIT 3.1

                    BONUS SHARES ESCROW AND PLEDGE AGREEMENT

THIS AGREEMENT dated the ____ day of December, 1998.

AMONG:

                  SONIC SYSTEMS CORPORATION, a Delaware corporation (the "Depositor ")

AND:

                  SONIC SYSTEMS CORPORATION Suite 101-1520 Rand Avenue Vancouver, B.C.
                  V6P 3G2 (the "Company ")

AND:

                  THE SHAREHOLDERS OF THE COMPANY
                  more particularly described in Section 2.01 (b) below

                  (the "Shareholders")

WHEREAS:

A. The Depositor issued 2,500,000 shares of common stock (the "Escrowed Shares") pursuant to the terms of a stock exchange agreement (the "Stock Exchange Agreement") dated November 18, 1998 between the Depositor and the Company;

B. The Escrowed Shares are deposited under this Escrow Agreement for the benefit of the Company and the Shareholders pursuant to the terms of this Escrow Agreement; and

C. A total of 700,000 Escrowed Shares shall be pledged to the Depositor as security for representations, warranties, and covenants of the Company set out in the Stock Exchange Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and of the respective covenants and agreements hereinafter contained and good and other valuable consideration (the receipt and sufficiency whereof is hereby acknowledged by the parties hereto), the parties hereto covenant and agree each with the other as follows:


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1.01 DEPOSIT AND TRANSFER OF BONUS SHARES

The Depositor hereby transfers to the Company all right, title, and interest in and to the Escrowed Shares and deposits with Monahan & Biagi, P.L.L.C., Columbia Center, 701 Fifth Avenue, Suite 5701, Seattle, Washington, 98104-7003 (the "Escrow Agent") certificates representing the Escrowed Shares, duly registered in the name of the Company.

2.01 RELEASE FROM ESCROW

The Company shall have complete authority with respect to determining when the Escrowed Shares are to be released from the terms of this Escrow Agreement, to whom the Escrowed Shares are to be released from the terms of this Escrow Agreement, and in what quantities the Escrowed Shares are to be released from the terms of this Escrow Agreement, subject only to the following terms:

(a) 700,000 Escrowed Shares ("Indemnity Shares") shall be held in escrow pursuant to the terms of this Escrow Agreement until the ________ day of June, 2000, at which time and thereafter 420,000 Indemnity Shares may be released from the terms of this Escrow Agreement and thereafter an additional 70,000 Indemnity Shares may be released from the terms of this Escrow Agreement on and after each of the _____ day of September, 2000, December, 2000, March, 2001,and June, 2001;

(b) 1,800,000 Escrowed Shares shall be held in escrow pursuant to the terms of this Escrow Agreement until the ________ day of December, 1999, at which time and thereafter 720,000 Escrowed Shares may be released from the terms of this Escrow Agreement and thereafter an additional 180,000 Escrowed Shares may be released from the terms of this Escrow Agreement on and after each of the _____ day of March, 2000, June, 2000, September, 2000, December, 2000, March, 2001,and June, 2001; and

(c) One Escrowed Share which is not an Indemnity Share shall be issued (subject to the terms of this Escrow Agreement) to those shareholders of the Company (the "Shareholders") for every four (no fractional shares will be issued) shares of common stock of the Depositor issued to the Shareholders pursuant to the Offer (as defined in the Stock Exchange Agreement), other than with respect to (i) the shares of common stock issued pursuant to the tendering of securities of the Company issued at a cost of $0.01, and (ii) the shares of common stock issued for securities of the Company pursuant to a compulsory acquisition procedure or subsequent acquisition transaction.

3.01 PLEDGE

The Company hereby assigns, mortgages, charges, hypothecates and pledges to and in favour of the Depositor, all of the Indemnity Shares subject to the terms of this Escrow Agreement as security for Losses (as defined in the Stock Exchange Agreement) incurred as a result of a Cause Event (as defined in the Stock Exchange Agreement).

4.01 REORGANIZATION

In the event of any reorganization (whether affecting the share capital or corporate reorganization or otherwise) of the Depositor, the term "Indemnity Shares" shall be deemed to refer to the Indemnity Shares described in Section
2.01 (a) hereof, as affected by such reorganization.

5.01 COVENANT OF COMPANY AND SHAREHOLDERS

Each of the Company and the Shareholders hereby covenants with the Depositor that during the term of this Escrow Agreement neither the Company nor the Shareholders will, without the written consent of the Depositor, sell, assign, transfer, dispose of, pledge or encumber in any way the Escrowed Shares or Indemnity Shares that have not been released pursuant to the terms of this Escrow Agreement.

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6.01 ENFORCEMENT BY DEPOSITOR

If any Losses (as defined in the Stock Exchange Agreement) are incurred by the Depositor after the Closing Date (as defined in the Stock Exchange Agreement) from a Cause Event (as defined in the Stock Exchange Agreement), then that number of Indemnity Shares equal in value to the Losses (based on the price per share as of the date of occurrence of facts or circumstances giving rise to the Cause Event), which are security under this Escrow Agreement (and have not been previously released pursuant to the terms of this Escrow Agreement), shall become immediately enforceable by the Depositor, and in such event that number of Indemnity Shares shall be released from this Escrow Agreement and all right s thereto, including certificates therefor, shall be immediately transferred and delivered to the Depositor.

7.01 RIGHTS OF DEPOSITOR

At any time after all or a portion of the security constituted by this Escrow Agreement shall become enforceable as provided herein, the Depositor shall be entitled to:

(a) exercise any and all corporate rights and exercise any and all rights of conversion, exchange, subscription or other rights, privileges or options pertaining to the Indemnity Shares subject to enforcement rights under this Escrow Agreement as the absolute owner thereof; and

(b)      exercise any and all rights and remedies provided by applicable law.

8.01 TERMINATION OF PLEDGE

On ______ day of June, 2001 any security created and granted under this Escrow Agreement shall terminate and any Indemnity Shares not subject to enforcement rights under this Escrow Agreement shall become and be free and clear of the mortgage, pledge and charge hereof. In that event the Company shall be entitled to the delivery of all certificates, powers of attorneys, instruments and other documents for the Indemnity Shares not subject to enforcement rights under this Escrow Agreement.

9.01 RIGHTS OF PLEDGORS

Until the security constituted by this Escrow Agreement shall have become enforceable as provided in Section 6.01 hereof, the Company shall be entitled to exercise all rights and privileges (including voting the Indemnity Shares at any meeting of, and with respect to any action taken by, the Company as holders of the Indemnity Shares) and to receive all benefits to which the Company are entitled by virtue of being the owners and registered owners of the Indemnity Shares.

10.01 COSTS AND EXPENSES

All costs and charges incurred by or on behalf of the Depositor with reference to the Indemnity Shares or the realization thereof (including, without limitation, all legal fees and court costs and all expenses of realizing upon the security including without limitation, costs and charges in connection with realizing, collecting, selling, transferring, or delivering the Indemnity Shares or exercising or enforcing its rights thereunder) shall be added to and form a part of the obligations of the Company and shall be a first charge upon the proceeds of any such realization, collection, sale, transfer or delivery, or exercise.

11.01 EXCLUSIVE REMEDY

The Depositor shall have no other recourse against the Shareholders or the Company other than any rights in and to the Indemnity Shares which the Depositor holds under this Pledge Agreement.

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12.01 NO MERGER

The security hereby constituted shall not operate by way of merger of any of the Stock Exchange Agreement and no judgment recovered by the Depositor shall operate by way of merger of or in any way affect the security of the Indemnity Shares which is in addition to and not in substitution for any other security now or hereafter held by the Depositor.

13.01 APPOINTMENT OF ATTORNEY FOR ENFORCEMENT

The Depositor is hereby irrevocably appointed attorney of the Company with full powers of substitution after the security constituted by this Escrow Agreement has become enforceable, at any time and from time to time thereafter to endorse and/or transfer the Indemnity Shares or any of them, and the Depositor, its nominees or transferees are hereby empowered to exercise all rights and powers and to perform all acts of ownership with respect to the Indemnity Shares to the same extent as the Company might do.

14.01 ATTACHMENT

The Company and the Depositor acknowledge that it is their intention that the security interests herein created shall attach on the execution hereof by the Company and that value has been given.

15.01 TERMINATION OF ESCROW AGREEMENT

On ______ day of June, 2001 this Escrow Agreement shall terminate and any security created under this Escrow Agreement shall become and be free and clear of the mortgage, pledge and charge hereof.

16.01 SUCCESSORS AND ASSIGNS

The provisions hereof shall be binding upon and enure to the benefit of the Depositor and the Company and their respective successors and assigns.

17.01 GOVERNING LAW

This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without regard to such jurisdiction's conflicts of laws principles, and shall be treated in all respects as a Washington contract.

18.01 FURTHER ASSURANCES

The Depositor shall from time to time do all such acts and things and execute and deliver all such deeds, transfers, assignments and instruments as the Company may reasonably require for perfecting the security constituted hereby and for facilitating the sale of the Escrowed Shares in connection with any realization thereof and for exercising all powers, authorities and discretion hereby conferred upon the Company.

19.01 TERMINATION

On the _____ day of June, 2001 this Escrow Agreement shall terminate and be of no further force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement on the day and year first above written.

SONIC SYSTEMS CORPORATION,
A DELAWARE CORPORATION

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BY:________________________
ITS:_______________________

SONIC SYSTEMS CORPORATION,
A BRITISH COLUMBIA CORPORATION

BY:________________________
ITS:_______________________

BRYAN WILSON, AS TRUSTEE
FOR THE SHAREHOLDERS

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